Industrial Electric Services Announces Name Change to China Organic Agriculture

Name Change Reflects Company's New High-Growth Business Model Capitalizing on Rice Production in Lucrative Chinese and Asian Markets

Songyuan City, China--China Organic Agriculture, Inc. (OTCBB: INEL - News), formally known as Industrial Electric Services, has officially changed its corporate name. China Organic Agriculture (COA), Inc. was incorporated on August 5, 2005, in the state of Florida, and on May 4, 2007 filed its Articles of Amendment to Articles of Incorporation effecting the name change.

The company has two wholly owned subsidiaries. China Organic Agriculture, Ltd., was incorporated on August 10, 2006 under the laws of the British Virgin Islands and Jilin Songyuan City ErMaPao Green Rice Ltd, was established in 2002 under the laws of The Peoples' Republic of China. China Organic owns 100% of ErMaPao. The Company is engaged in the business of rice production and processing.

ErMaPao is a leading agricultural processing enterprise in Jilin Province, and the company's agricultural production is one of the few that has been appraised by the Ministry of Agriculture of China. The company owns 300 miu (approximately 20 hectares) of land for plantation of Organic Rice, and 30,000 miu (approximately 2000 hectares) of land for plantation of Green Rice. The company's office building is approximately 400 square meters and is also owned by the ErMaPao. ErMaPao's products are distributed to Beijing, Shanghai, Nanjin, HangZhou and other major cities in China.

The company's "ErMaPao" brand Green Rice and Organic Rice are certified as the AA grade by China's Organic Food Development Center and have passed the inspection of the China Organic Foods Certification Group in 2003. During May of 2006, the products also received authentication from the European Union Organic Foods Group.

At the 2004 Beijing International Agriculture Exposition, ErMaPao's products were awarded the gold medal. The name "ErMaPao" is a registered trademark of the company beginning from May 28th 2002 to May 27th 2010, a usage period of 10 years. ErMaPao is the first and only enterprise to have organic farming as well as obtaining AA grade for the agricultural products in the province of Jilin, China.

The reorganization of the Company was treated as an acquisition by the accounting acquiree that is being accounted for as a recapitalization and as a reverse merger by the legal acquirer for accounting purposes.

On March 15, 2007, China Organic, through a reverse merger, issued 27,448,776 shares of stock in consideration for all the outstanding shares of China

Organic. The accompanying financial statements present the pro-forma historical financial condition, results of operations and cash flows of the operating company prior to the merger.

Contact:

Trilogy Capital Partners
Financial Communications:
Ryon Harms, Toll-free: 800-592-6067
ryon@trilogy-capital.com